Restoring Function Enhancing Lives December 2020 Issuer Free Writing Prospectus dated December 29, 2020 Filed pursuant to Rule 433 under the Securities Act of 1933 Relating to the Preliminary Prospectus dated December 29, 2020 Registration Statement No. 333-251491

Forward-Looking Statements This presentation contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as “believes,” “will,” “would,” “expects,” “project,” “may,” “could,” “developments,” “launching,” “opportunities,” “anticipates,” “estimates,” “intends,” “plans,” “targets” and similar expressions. These forward-looking statements include, but are not limited to, statements concerning: future product development plans and projected timelines for the initiation and completion of preclinical and clinical trials, including those related to the reporting of week 26 study data for the ongoing HST-001 Phase 1a/2b trial for androgenic alopecia in men, the approval of the HST-003 IND for the planned Phase 1/2 clinical trial for regeneration of cartilage in the knee and the planned Phase 1 study of emricasan for the treatment of COVID-19; the potential for the results of ongoing preclinical or clinical trials and the efficacy of Histogen’s drug candidates; the potential market opportunities and value of drug candidates, such as HST-001 and HST-003, evaluating a clinical pathway for HST-002 and the Collaborative Development and Commercialization Agreement with Amerimmune and any other collaboration agreements; other statements regarding future product development and regulatory strategies, including with respect to specific indications; any statements regarding Histogen’s future financial performance, results of operations or sufficiency of capital resources to fund operating requirements; the sufficiency of Amerimmune’s cash resources and its ability to commence the planned Phase 1 study of emricasan and achieve value for Histogen’s stockholders; and any other statements that are not statements of historical fact. These statements are based upon the current beliefs and expectations of management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. The following factors, among others, could cause actual results to differ materially from the anticipated results expressed in the forward-looking statements: the uncertainties associated with the clinical development and regulatory approval of Histogen’s product candidates, including potential delays in the commencement, enrollment and completion of clinical trials, such as the reporting of week 26 study data for the ongoing HST-001 Phase 1a/2b trial for androgenic alopecia in men, the planned Phase 1/2 clinical trial of HST-003 for regeneration of cartilage in the knee and Amerimmune’s ability to further develop emricasan for the treatment of COVID-19, including the complexity and length of studies required to commercialize emricasan for COVID-19 and potential delays in the commencement, enrollment, and completion of clinical trials, such as the planned emricasan Phase 1 study for the treatment of COVID-19; any impact of the COVID-19 pandemic on our business, our expectations regarding potential benefit of our strategy and technology; Histogen’s need for, and the availability of, substantial capital in the future to fund its operations and research and development activities; risks related to Histogen’s ability to manage its operating expenses; Histogen’s dependence on its collaboration partner, Amerimmune, to carry out the development of emricasan and the potential for delays in the timing of regulatory approval; Histogen’s ability to continue to successfully progress research and development efforts and to create effective, commercially-viable products; and the success of Histogen’s product candidates in completing pre-clinical or clinical testing and being granted regulatory approval to be sold and marketed in the United States or elsewhere. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in Histogen’s reports filed with the SEC, including the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and available at the SEC’s Internet website (www.sec.gov). Except as required by law, Histogen undertakes no obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statement is made.

Developing potential first-in class restorative therapeutics that ignite the body’s natural process to repair and maintain healthy biological function Proprietary hypoxia-generated growth factor technology platform Comprehensive IP portfolio with 52 global issued and pending patents Pipeline focused on multiple therapeutic indications Underserved, large global markets Solid balance sheet with forecasted cash runway into 3Q21

Proprietary Technology Platform Yields Multiple Product Candidate Opportunities Growing fibroblast cells under simulated embryonic conditions to induce them to become multipotent cells that generate biological materials, growth factors and proteins, which have the potential to stimulate a patient’s own stem cells to replace or regenerate damaged cells and tissue  Spectrum of products created from core technology Human Multipotent Cell Conditioned Media, or CCM contains growth factors and soluble matrix proteins that stimulate stem cells in vivo - key ingredient in skin care products, injectable hair growth and spinal disc regeneration Human Extracellular Matrix, or hECM contains insoluble matrix proteins that act as a soft tissue replacement, dermal filler, and support cell ingrowth for cartilage/bone regeneration Scalable and reproducible manufacturing process

Robust Pipeline and Partnerships Preclinical Phase 1 Phase 2 Phase 3 Marketed/Partner CCM Cosmetics HST 001 Hair Growth (HSC) HST 002 Dermal Filler (hECM + Lidocaine) HST 003 Joint Cartilage (hECM) HST 004 Spine (CCM) BLA BLA NDA World Wide Rights China Emricasan COVID-19 (Pan-Caspase Inhibitor) BLA BLA

Clinical Programs

HST 001 Hair Growth Overview If approved, HST 001, would be the only product to grow new terminal and vellus hairs; Current approved products preserve existing hair to reduce overall hair loss Human proteins and growth factors stimulate resting hair follicles to produce new cosmetically-relevant hair Minimally invasive HSC injections throughout thinning area of the scalp; administered by dermatologists and cosmetic surgeons $3.6 billion annual spend on hair loss targeting men age 30-49(1) Near-term milestones Final trial results post week 26 assessments expected early 1Q21 (1) Histogen estimate, U.S. only

Histogen

HST 001 Hair Growth

Clinical Proof-of-Concept

Three Completed Company-Sponsored Clinical Trials

- Pilot in male pattern hair loss
- Phase 1a in male pattern hair loss
- Phase 1a in female diffuse hair loss

Strong Safety Profile

- No kidney, liver or bone marrow toxicity
- No severe adverse events
- Treatment well tolerated across all subjects

Statistically and Cosmetically Significant New Hair Growth

Over 85% of men treated showed new terminal hair growth across all studies

Pilot Trial Male Pattern Hair Loss
3 Month and 1 Year



40.00
35.00
30.00
25.00
20.00
15.00
10.00
5.00
0.00
-5.00
-10.00
-15.00
% Change in Hair Number/cm²
*
**
Control Density Terminal Hairs (n/cm²)
Control Density Vellus Hairs (n/cm²)
HSC Density Terminal Hairs (n/cm²)
HSC Density Vellus Hairs (n/cm²)
3 Month
1 Year
*p<0.050
**p=0.029

Phase 1a Trial Male Pattern Hair Loss
12 Weeks



28
23
18
13
8
3
-2
% Change
*
**
Vellus Hair Count
Terminal Hair Count
*p=0.033
**p=0.0135

8

Objective: Optimal dosing of HSC in male pattern hair loss Enrollment Criteria: 36 men, aged 20-55 Male pattern hair loss (Norwood-Hamilton 3V, 4, 5) Treatment Regimen: 20 injections of HSC week 0, week 6, week 12 20 injections of placebo (PBS) week 0, week 6, week 12 Endpoints: Adverse events and safety parameters Hair count in the vertex vs. baseline week 18, measured by Canfield macrophotography Total hair count, hair thickness density, terminal and vellus hair counts at week 26, measured by Canfield macrophotography HST 001 Hair Growth Phase 1b/2a Protocol

HST 001 Phase 1b/2a Trial

Week 18 Preliminary Results For Primary Endpoint and Safety

- At the week 18 primary efficacy endpoint assessment of change from baseline in total hairs (terminal and vellus) in the target area (TAHC) in the vertex as measured by Canfield's Hairmetrix macrophotography system
  - HST-001 did not achieve statistical significance
  - HST-001 did demonstrate separation from placebo
    - HST-001 patients grew new hairs in the TAHC of the vertex
    - Placebo patients lost hairs in the TAHC of the vertex
- HST-001 was shown to be safe and well tolerated at week 18 as compared to placebo with no reports of serious adverse events


TAHC
5x
10x

20 x 0.1 mL injections, 10 in the vertex, 5 in each temporal region
Weeks 0, 6 and 12

Final trial results post-week 26 efficacy assessments expected in early 1Q21

10

HST 003 Joint Cartilage Overview If approved, HST 003, would be the only product that regenerates hyaline cartilage which could potentially improve functionality, mobility, and provide reduction in inflammation and pain Malleable scaffold applied to full-thickness chondral lesions as part of an arthroscopic microfracture procedure for the treatment of knee disorders $2M DOD grant awarded in September 2020 $0.9 billion annual spend on intra-articular injections and prescription analgesics(1) Near-term milestones Phase 1 trial initiation expected 1Q21 (1) Histogen estimate, U.S. only

HST 003 Joint Cartilage Preclinical Proof-of-Concept Rat model Untreated defects (10) - extensive fibrotic tissue and no articular cartilage at 6 weeks Treated defects (10) - congruent and smooth cartilage regeneration and integration with surrounding cartilage at 6 weeks (O’Driscoll p<0.001) Rabbit model Untreated defects (12) - fibrous tissue that did not restore the articular surface at 24 weeks Treated defects (12) - articular cartilage formation with structural integrity and homogeneity at 24 weeks (O’Driscoll p<0.001) Goat model Untreated defects (16) were characterized by large voids filled with fibrotic tissue at 12 months At 12 months, hECM-treated defects (16) showed mature hyaline cartilage/vascularized bone and integration of regenerated tissue with adjacent tissue hECM Control Proof-of-concept efficacy firmly established in multiple in vivo animal models

HST 003 Joint Cartilage Phase 1/2 Protocol Objective: Evaluate the safety of hECM paste delivered arthroscopically during microfracture procedure Enrollment Criteria: 15 patients who are candidates for microfracture surgery Recent focal cartilage defects of 2 - 4cm2 in the knee 3 sites: Walter Reed Medical Center, Oasis MD, and The Steadman Clinic Treatment Regimen: Microfracture + HST 003 Microfracture alone Endpoints: Adverse events and safety parameters KOOS and IKDC scores to evaluate pain and joint function MRI to quantify hyaline cartilage regeneration and tissue inflammation Blood levels of Collagen 2 biomarker

Emricasan is a first-in-class, orally active, pan-caspase inhibitor designed to reduce the activity of enzymes that mediate inflammation and apoptosis (programmed cell death) Histogen and Amerimmune Development and Collaboration Agreement Histogen retains ownership and oversight over emricasan and responsibility for all regulatory filings Amerimmune, in collaboration with Histogen, will fund and lead the emricasan development IND approved October 2020 Near-term milestones Phase 1 trial initiation expected 1Q21 Emricasan – Targeting COVID-19 Overview

Mechanism of Action Emricasan is a pan-caspase inhibitor that irreversibly inactivates caspases Exhibited good target specificity across many caspases, such as caspase-1, caspase-3, caspase-7, all caspases involved in inflammation signaling (e.g. caspase-1) and apoptosis initiation and progression (e.g. caspase-3, caspase-7) Emricasan is orally available and readily partitions between circulatory fluids and tissue Human Clinical Experience Emricasan has been evaluated for safety and efficacy in human liver and kidney disease, including transplant recipients and HCV infection Emricasan demonstrated excellent safety in 22 clinical trials in over 941 subjects with doses up to 500mg/day, including in subjects with advanced liver and kidney disease In these studies, no emricasan-specific adverse events were observed Emricasan – Targeting COVID-19 Pre-Clinical and Clinical Proof-of-Concept

Caspase-1 activation leads to T cell loss in other viral infections (e.g. MERS, SARS, HIV) Caspase-1 activation leads to T cell loss in other viral infections (e.g. MERS, SARS, HIV) In vitro, emricasan reduces caspase-1 activity in T-helper cells and red blood cells isolated from COVID-19 patients Emricasan administration prophylactically or prior to onset of “severe” COVID-19 may reduce disease progression, severity and/or duration COVID-19 acute infection: Caspases dysregulated in immune system and red blood cells, leading to disease progression. Convalescent Phase COVID-19: Elevated T-cell caspase-1 as well as red blood cell changes persist beyond the acute phase in a subset of patients. COVID-19 sequela: T-cell caspase-1 is elevated in “long haulers” with symptoms. Targeting Caspase-mediated Inflammation and Cell Death Caspases Cover Entire COVID-19 Disease Spectrum Emricasan – Targeting COVID-19 Scientific Rationale: Elevated Caspase Levels Demonstrated in COVID-19

Objective: Primary safety and tolerability in symptomatic, outpatient, mild-COVID-19 patients and assessment of prevention of disease progression Enrollment Criteria: 40 symptomatic, outpatient, mild-COVID-19 patients Randomization: 1:1 (active: placebo) Treatment Regimen: Emricasan at 25 mg BID dosing x 14 days (oral administration) Follow-up at 30 and 45 days Endpoints: Cumulative incidence of AE/SAEs through day 14 Various clinical and laboratory measures and PROs, SARS-CoV-2 viral load, anti-SARS-CoV-2 neutralizing antibodies and immunological studies Emricasan - Targeting COVID-19 Phase 1 Protocol

Summary and Leadership

2021 2020 2022 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 HST 001 HST 003 CNATEMRaaa HST 004 Key Near-Term Clinical Development Milestones Submit IND Final Week 26 Results Initiate P1 Study Initiate P1 Study P1 Results Top-line Results

Accomplished Leadership Team Gail Naughton, Ph.D. Founder/Chief Scientific Officer Martin Latterich, Ph.D. Sr. VP of Technical Operations Richard Pascoe President and CEO Susan Knudson Chief Financial Officer Moya Daniels, M.S. Head of Regulatory Affairs, Quality & Clinical Operations

Positioned for Growth Validated Technology Demonstrated pre-clinical/clinical proof of concept with HSC and hECM CCM marketed by Allergan in their SkinMedica TNS A+ brand Strategic Pipeline Targeting high-value markets with potential first-in-class product candidates Clinical development programs designed to address strategic needs of potential acquirors/partners Multiple Clinical and Regulatory Inflection Points in 2021 HST 001 final study results post week 26 assessments expected early 1Q21 HST 003 trial initiation expected 1Q21 Emricasan Phase 1 trial initiation expected 1Q21 HST 004 IND filing expected 2H21 HST 002 IND pathway assessment expected 1Q21 Strong Balance Sheet Current cash expected to support runway into 3Q21 Experienced Management Team Management has extensive development and public company experience

Restoring Function Enhancing Lives December 2020